Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated October 13, 2006, with respect to the combined balance sheet of ProQuest Business Solutions, Inc. and related entities as of December 31, 2005 and the related combined statements of earnings, shareholders’ equity and comprehensive income and cash flows for the year ended December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Detroit, Michigan

April 24, 2007